Exhibit 2.3

POSITIVE PHYSICIANS INSURANCE EXCHANGE
AMENDED AND RESTATED PLAN OF CONVERSION
FROM RECIPROCAL TO STOCK FORM
Adopted by the Attorney-in-Fact on September 17, 2018

POSITIVE PHYSICIANS INSURANCE EXCHANGE
AMENDED AND RESTATED PLAN OF CONVERSION
FROM RECIPROCAL TO STOCK FORM
1. GENERAL.
Positive Physicians Insurance Exchange (“PPIX”) is a Pennsylvania domiciled reciprocal inter-insurance exchange. On June 1, 2018, the Attorney-in-Fact of PPIX, after careful study and consideration, adopted a Plan of Conversion (the “Original Plan”).
On September 17, 2018, the Attorney-in-Fact of PPIX, again after careful study and consideration, determined to make certain amendments to the Original Plan, generally with respect to the plan of distribution of stock in the Offering. Accordingly the Attorney-in-Fact has adopted this Amended and Restated Plan of Conversion (this “Plan” or the “Plan”). Under this Plan, PPIX will convert from reciprocal to stock form through the mechanism of a merger with and into a newly formed Pennsylvania corporation called “PPIX Conversion Corp.” pursuant to the PPIX Conversion Merger Agreement (as hereinafter defined). Immediately after the merger, PPIX Conversion Corp. will issue shares of its common stock to, and will become a wholly owned subsidiary of, Positive Physicians Holdings, Inc., a newly formed Pennsylvania business corporation (“HoldCo”), although only for a momentary period, as part of this Plan.
Professional Casualty Association, a Pennsylvania reciprocal inter-insurance exchange (“PCA”), will also convert from reciprocal to stock form simultaneously with the conversion of PPIX. That conversion will be accomplished through the mechanism of a merger of PCA with and into PCA Conversion Corp., a Pennsylvania corporation. PCA Conversion Corp. will also become a wholly owned subsidiary of HoldCo as part of the PCA conversion.
Physicians Insurance Program Exchange, a Pennsylvania reciprocal inter-insurance exchange (“PIPE”), will also convert from reciprocal to stock form simultaneously with the conversion of PPIX. That conversion will be accomplished through the mechanism of a merger of PIPE with and into PIPE Conversion Corp., a Pennsylvania corporation. PIPE Conversion Corp. will also become a wholly owned subsidiary of HoldCo as part of the PIPE conversion.
Immediately after (i) PIPE has merged into PIPE Conversion Corp., (ii) PCA has merged into PCA Conversion Corp., and (iii) PPIX has merged into PPIX Conversion Corp., PIPE Conversion Corp. and PCA Conversion Corp. will merge with and into PPIX Conversion Corp. and PPIX Conversion Corp. will be renamed “Positive Physicians Insurance Company.” This resulting stock insurance company that is the successor by merger to PCA Conversion Corp., PIPE Conversion Corp. and PPIX Conversion Corp., is sometimes referred to as “Positive.”
On behalf of PPIX, its Attorney-in-Fact has caused PPIX Conversion Corp. to be formed for purposes of this Plan. PPIX Conversion Corp. presently has not issued any shares of its capital stock, has no assets or liabilities, and conducts no business operations.

Under this Plan, shares of HoldCo’s common stock, no par value (the “Common Stock”), will be offered and sold first to qualifying offerees under the Subscription Offering and then to qualifying offerees under the Community Offering (each as hereinafter defined).
The Attorney-in-Fact of PPIX is Specialty Insurance Services, LLC (“SIS”), which is vested with management and governance authority for PPIX. SIS, after careful study and consideration, approved having the officers of PPIX take these actions on behalf of PPIX. SIS has determined that the merger conversion of PPIX into stock form, including the potential for a higher and/or more successful Maximum Offering, will enhance PPIX’s strategic and financial flexibility and is in the best interest of PPIX and its subscribers.
Simultaneously with the conversion of PPIX from reciprocal to stock form, PCA will also convert from reciprocal to stock form. That conversion will be accomplished through the mechanism of a merger of PCA with and into PCA Conversion Corp., a Pennsylvania corporation, pursuant to a plan of conversion dated June 1, 2018 and also amended on September 17, 2018 (as amended, the “PCA Plan of Conversion”). The PCA Plan of Conversion was adopted by Professional Third Party, L.P. (“PTP”), the attorney-in-fact of PCA. Under the Positive Merger Agreement, PIPE Conversion Corp. and PCA Conversion Corp. will be merged with and into PPIX Conversion Corp. to form Positive.
Simultaneously with the conversion of PPIX from reciprocal to stock form, PIPE will also convert from reciprocal to stock form. That conversion will be accomplished through the mechanism of a merger of PIPE with and into PIPE Conversion Corp., a Pennsylvania corporation, pursuant to a plan of conversion dated June 1, 2018 and also amended on September 17, 2018 (as amended, the “PIPE Plan of Conversion”). The PIPE Plan of Conversion was adopted by Physicians Insurance Program Management Company (“PIPMC”), the attorney-in-fact of PIPE. Under the Positive Merger Agreement, PIPE Conversion Corp. and PCA Conversion Corp. will be merged with and into PPIX Conversion Corp. to form Positive.
Because this Plan involves the conversion of PPIX from reciprocal to stock form, this Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Medical Professional Liability Reciprocal Exchange-to-Stock Conversion Act (the “Conversion Act”).
This Plan is subject to the approval of the Voting Subscribers of PPIX in accordance with Section 3(g) of the Conversion Act, as provided in Sections 12 and 13 hereof. Completion of the Offering described in this Plan and the conversion of PPIX from reciprocal to stock form are also conditioned upon (i) the approval of the PIPE Plan of Conversion by the subscribers of PIPE in accordance with the PIPE Plan of Conversion, (ii) the approval of the PCA Plan of Conversion by the subscribers of PCA in accordance with the PCA Plan of Conversion, and (iii) the approval of the Pennsylvania Insurance Commissioner pursuant to the Conversion Act.
2.     DEFINITIONS.
Capitalized terms used in this Plan that are defined in Section 1 hereof shall have the meanings given to such terms wherever used in this Plan. In addition, as used in this Plan, the terms set forth below have the following meanings:

2.1.     “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or who is acting in concert with the Person specified.
2.2.     “Application” means all of the documents to be filed with the Commissioner pursuant to and as required by §3 of the Conversion Act constituting PPIX’s application for approval of the Conversion.
2.3.     “Appraised Value” means the final estimated combined pro forma market values of PIPE, PCA and PPIX, each as determined by the Independent Appraiser in accordance with the Conversion Act and Section 4 hereof.
2.4.     “Articles of Incorporation” means the proposed articles of incorporation of Positive in the form attached as Exhibit A to this Plan.
2.5.      “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than HoldCo or a majority-owned subsidiary of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of HoldCo); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.
2.6.     “Attorney-in-Fact” means Specialty Insurance Services, LLC, the attorney-in-fact of PPIX.
2.7.     “Closing” means (i) the conversion of PPIX pursuant to this Plan by the merger of PPIX with and into PPIX Conversion Corp. pursuant to the PPIX Conversion Merger Agreement, (ii) the filing of the Statement of Merger in the Office of the Department of State of the Commonwealth of Pennsylvania in connection with the merger of PPIX with and into PPIX Conversion Corp., (iii) the filing of the Statement of Merger in the Office of the Department of State of the Commonwealth of Pennsylvania in connection with the merger of PIPE Conversion Corp. and PCA Conversion Corp. with and into PPIX Conversion Corp. to form Positive, and (iv) the closing of the Offering.
2.8.     “Code” means the Internal Revenue Code of 1986, as amended.
2.9.     “Commissioner” means the Insurance Commissioner of the Commonwealth of Pennsylvania.
2.10.     “Community Offering” means the offering for sale by HoldCo of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Section 7 hereof, and includes any Public Offering. HoldCo may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.
2.11.     “Conversion” means: (i) the filing of the statement of merger in connection with the merger of PPIX with and into PPIX Conversion Corp. pursuant to the PPIX Conversion Merger Agreement, and (ii) the offer and sale of Common Stock by HoldCo in the Offering.
2.12.     “Conversion Statement of Merger” means the statement of merger to be filed with the Office of the Department of State of the Commonwealth of Pennsylvania in connection with the merger of PPIX with and into PPIX Conversion Corp.
2.13.     “Director” means any Person who is (i) a director of the attorney-in-fact of PCA (for this purpose including the members of the management committee of the general partner of PTP), (ii) a director of the attorney–in-fact of PIPE, or (iii) a director of the attorney–in-fact of PPIX (for this purpose including the members of the management committee of SIS).
2.14.     “Effective Date” means the date the Conversion Statement of Merger is filed in the office of the Department of State of the Commonwealth of Pennsylvania or such later date as may be specified in such Statement of Merger.
2.15.     “Eligibility Record Date” means June 1, 2018, which is the effective date of the adoption of the original PIPE Plan of Conversion by the attorney-in-fact of PIPE, (ii) the adoption of the original PCA Plan of Conversion by the attorney-in-fact of PCA, and (iii) the adoption of the Original Plan by the attorney-in-fact of PPIX.
2.16.     “Eligible Stockholders of Diversus, Inc.” has the meaning given on Exhibit B to this Plan.
2.17.     “Eligible Subscriber” means a Person who, on the Eligibility Record Date, is (i) a Person who is a named insured under a Qualifying Policy that is a group policy, or (ii) a Person who is a named insured under a Qualifying Policy that is an individual policy.
2.18.     “Employee” means any natural person who is a full or part-time employee of (i) the attorney-in-fact of PCA at the Effective Date, (ii) the attorney-in-fact of PIPE at the Effective Date, or (iii) the attorney-in-fact of PPIX at the Effective Date.
2.19.     “Gross Proceeds” means the product of (x) the Purchase Price and (y) the number of shares for which subscriptions and orders are accepted in the Offering and accepted by HoldCo.
2.20.     “ICG” means Insurance Capital Group, LLC, a Delaware limited liability company.
2.21.     “HoldCo” means Positive Physicians Holdings, Inc., a Pennsylvania corporation which will become the sole stockholder of Positive, which will issue shares of Common Stock in the Offering.

2.22.     “Independent Appraiser” means Feldman Financial Advisors, Inc., the qualified expert independent investment banking firm experienced in the valuation of insurance companies that has been retained by PPIX to determine the Valuation Range and any update required thereto.
2.23.     “Maximum Offering” has the meaning given to such term in Section 4(c).
2.24.     “MRP” means any restricted stock plan, such as a management recognition plan established or to be established by HoldCo or any of its affiliates.
2.25.     “Positive Merger” means the merger of PIPE Conversion Corp. and PCA Conversion Corp. with and into PPIX Conversion Corp. to form Positive, with Positive as the surviving entity.
2.26.     “Positive Merger Agreement” means the merger agreement dated on or about the Closing, by and among HoldCo, PCA Conversion Corp., PPIX Conversion Corp., and PIPE Conversion Corp. pursuant to which the Positive Merger will be effected.
2.27.     “Non-Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan that is not qualified under Section 401 of the Code as from time to time in effect.
2.28.     “Offering” means the offering of shares of Common Stock pursuant to this Plan, the PIPE Plan of Conversion, and the PCA Plan of Conversion in the Subscription Offering and the Community Offering (including any Public Offering).
2.29.     “Officer” means the chairman of the board of directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, controller or principal accounting officer and any other Person performing similar functions of the attorney-in-fact of PCA (including for this purpose persons holding such positions with the general partner of PTP), the attorney-in-fact of PIPE, or the attorney-in-fact of PPIX.
2.30.     “Option Plan” means any stock option plan established or to be established by HoldCo or any of its subsidiaries.
2.31.     “Order Form” means the form provided on behalf of HoldCo, containing all such terms and provisions as set forth in Section 10 hereof, to a Person by which Common Stock may be ordered in the Offering.
2.32.     “Participant” means a Person to whom subscription rights are granted under this Plan, under the PIPE Plan of Conversion, or under the PCA Plan of Conversion.
2.33.     “PCA” means Professional Casualty Association, a Pennsylvania reciprocal inter-insurance exchange.

2.34.     “PCA Conversion Transaction” means the conversion of PCA into stock form under the Conversion Act by means of a merger of PCA with and into PCA Conversion Corp., which shall occur simultaneously with the Conversion hereunder and shall include the Positive Merger, pursuant to a separate plan of conversion to be approved by the subscribers of PCA in accordance with the Conversion Act.
2.35.     “PCA Plan of Conversion” means the Plan of Conversion from Reciprocal to Stock Form adopted by the attorney-in-fact of PCA on June 1, 2018, and any amendments thereto.
2.36.      “Pennsylvania BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.
2.37.     “Person” means any individual, corporation, partnership, association, limited liability company, trust, or any other entity.
2.38.     “PID” means the Pennsylvania Insurance Department.
2.39.     “PPIX Conversion Merger” means the merger of PPIX with and into PPIX Conversion Corp., with PPIX Conversion Corp. as the surviving entity, which is the mechanism by which PPIX is converted from reciprocal to stock form pursuant to the Conversion Act.
2.40.     “PPIX Conversion Merger Agreement” means the merger agreement dated on or about the Closing, by and among HoldCo, PPIX, and PPIX Conversion Corp., pursuant to which the PPIX Conversion Merger will be effected.
2.41.     “PPIX” means Positive Physicians Insurance Exchange, a Pennsylvania reciprocal inter-insurance exchange.
2.42.     “PIPE Conversion Transaction” means the conversion of PIPE into stock form under the Conversion Act by means of a merger of PIPE with and into PIPE Conversion Corp., which shall occur simultaneously with the Conversion hereunder and shall include the Positive Merger, pursuant to a separate plan of conversion to be approved by the subscribers of PIPE in accordance with the Conversion Act.
2.43.     “PIPE Plan of Conversion” means the Plan of Conversion from Reciprocal to Stock Form adopted by the attorney-in-fact of PIPE on June 1, 2018, and any amendments thereto.
2.44.     “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, the Community Offering, and for providing information to Persons in connection with the Offering.
2.45.     “Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters or registered broker-dealers.

2.46.     “Purchase Price” means the price per share at which the Common Stock is ultimately sold by HoldCo to Persons in the Offering in accordance with the terms hereof.
2.47.     “Qualifying Policy” means a policy of insurance issued by PIPE, PCA or PPIX and in force as of the close of business on the Eligibility Record Date.
2.48.     “Registration Statement” means the registration statement filed or to be filed with the SEC by HoldCo under the Securities Act with respect to the offer and sale of shares of HoldCo common stock in connection with the Offering.
2.49.     “SEC” means the U.S. Securities and Exchange Commission.
2.50.     “Securities Act” means the Securities Act of 1933, as amended.
2.51.     “Special Meeting of Subscribers” means the special meeting of Voting Subscribers to be called by PPIX for the purpose of (i) submitting this Plan to Voting Subscribers for their approval, and (ii) submitting the PPIX Conversion Merger Agreement to Voting Subscribers for their approval and adoption.
2.52.     “Standby Purchaser” means any Person approved by the Board of Directors of HoldCo from time to time to act as a standby purchaser of shares of the Common Stock in the Offering, and may include Insurance Capital Group, LLC or an Affiliate thereof and Enstar Holdings Limited or an Affiliate thereof.
2.53.     “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of June 8, 2018, among HoldCo, PPIX, PCA, PIPE, and ICG, as amended September 17. 2018, and as may be further amended from time to time with the approval of the Board of Directors of HoldCo.
2.54.     “Subscription Offering” means the offering of the Common Stock that is described in Section 6 hereof.
2.55.     “Subscription Rights” means nontransferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.
2.56.     “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, that is established for the benefit of the Employees of the HoldCo or any of its subsidiaries and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect.
2.57.     “Valuation Range” means the range of the combined estimated aggregate pro forma market value of PCA, PIPE and PPIX as determined by the Independent Appraiser in accordance with Section 4 hereof.

2.58.     “Voting Record Date” means the date established by the attorney-in-fact of PPIX to determine subscribers eligible to vote at the special meeting of subscribers called to vote to approve the Plan, as provided in Section 13 hereof.
2.59.     “Voting Subscriber” means a Person who, on the Voting Record Date, is (i) a Person who is a named insured under a Qualifying Policy issued by PPIX that is a group policy, or (ii) a Person who is a named insured under a Qualifying Policy issued by PPIX that is an individual policy.
3.     APPLICATION.
As soon as practicable after adoption of this Plan by the Attorney-in Fact of PPIX, PPIX shall file an Application with the Commissioner, containing such materials as may be necessary, advisable or required by the Commissioner in connection with the Conversion.
After the filing of the original Application, PPIX will send a notice by first class mail to each PPIX Eligible Subscriber (as such address appears on the records of PPIX), which notice will: (i) advise each PPIX Eligible Subscriber of the adoption of this Plan, (ii) advise each PPIX Eligible Subscriber of the filing of this Plan with the PID, (iii) notify each PPIX Eligible Subscriber of his or her right to provide comments on this Plan to the PID and to PPIX, (iv) advise each PPIX Eligible Subscriber of the procedure to be followed in providing comments on this Plan, (v) notify each PPIX Eligible Subscriber of his or her right to request and receive a copy of this Plan, and (vi) disclose to such PPIX Eligible Subscriber that the initial Plan is not the final approved Plan and that the Commissioner’s approval, if any, of the final Plan does not constitute or imply endorsement of this Plan or the Conversion by the Commissioner or the PID.
4.     TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.
The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:
(a)     Independent Appraiser. The Independent Appraiser has been retained by PPIX to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of PCA, PIPE, and PPIX, the adjusted statutory surplus of PCA, PIPE, and PPIX on a combined basis as converted to a stock company, a comparison of PCA, PIPE, and PPIX with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant, including that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Common Stock. The Independent Appraiser will submit to PPIX the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

(b)     Purchase Price. The Purchase Price for Common Stock in the Offering will be $10.00 per share and will be uniform as to all purchasers in the Offering.
(c)     Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the Maximum of the Valuation Range divided by the Purchase Price (such number, the “Maximum Offering”).
(d)     Number of Shares of Common Stock to be Sold. The Appraiser will submit to PPIX the Appraised Value as of the end of the latest calendar quarter for which financial statements of PCA, PIPE, and PPIX are available prior to the adoption of this Plan. If the Gross Proceeds of the Offering do not equal or exceed the Minimum of the Valuation Range, then PPIX may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.
(e)     If the Gross Proceeds of the Offering equal or exceed the Minimum of the Valuation Range, the following steps will be taken:
(i)     Subscription Offering Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is greater than the Maximum Offering, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 6 below; provided, however, that no fractional shares of Common Stock shall be issued.
(ii)     Subscription Offering Meets or Exceeds Minimum, but does not Exceed Maximum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than or equal to the Maximum Offering, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, orders received from purchasers in the Community Offering, including without limitation orders from the Standby Purchaser or from ICG pursuant to the Stock Purchase Agreement; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.
(iii)     Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation

Range, then in such event HoldCo may accept orders received from purchasers in the Community Offering, including without limitation orders from the Standby Purchaser or from ICG pursuant to the Stock Purchase Agreement. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to purchasers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. HoldCo may in its absolute discretion elect to issue shares of Common Stock to purchasers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range.
(iv)      Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo and PPIX may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as they deem reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions or orders will be required to confirm, revise or cancel their original subscriptions or orders. If original subscriptions or orders are canceled, any related payment will be refunded (without interest).
If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock for which orders have been accepted in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).
(v)     Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, PPIX and HoldCo shall have the right in their absolute discretion and without liability to any subscriber, purchaser, underwriter, broker-dealer, or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. The determination of these matters by HoldCo and PPIX shall be final and binding on all parties and all Persons. PPIX and HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.
5.     GENERAL PROCEDURE FOR THE OFFERINGS.
As soon as practicable after the registration of the Common Stock under the Securities Act, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in the Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 4(b) hereof.
6.     SUBSCRIPTION OFFERING.
Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by HoldCo to the Participants in the following priorities:
(a)     Eligible Subscribers (First Priority). Each Eligible Subscriber shall receive, without payment, nontransferable Subscription Rights to purchase up to 5,000 shares of Common Stock in the Offering; provided, however, that the maximum number of shares that may be purchased by Eligible Subscribers in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.
In the event of an oversubscription for shares of Common Stock pursuant to this Section 6(a), available shares shall be allocated among subscribing Eligible Subscribers so as to permit each such Eligible Subscriber, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of (i) the number of shares that he or she subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Subscribers whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Subscriber’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Subscribers’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Subscribers so as to permit each such Eligible Subscriber to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Subscribers in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Subscriber bears to (ii) the aggregate number of shares subscribed for by all Eligible Subscribers; provided, however, that no fractional shares of Common Stock shall be issued.

(b)     Limitations on Subscription Rights. Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and PPIX that such Person is purchasing for his or her own account and not on behalf of any other Person.
7.     COMMUNITY OFFERING AND PUBLIC OFFERING.
(a)     If less than the total number of shares of Common Stock offered by HoldCo in connection with the Conversion are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Community Offering.
(b)     Subject to the terms of the Stock Purchase Agreement, in the Community Offering, HoldCo may accept, in its sole and absolute discretion, orders received from Eligible Stockholders of Diversus, Inc. and from the Standby Purchaser before accepting orders from the general public.
(c)     A Prospectus and an Order Form shall be furnished to such Persons as PPIX and HoldCo may select in connection with the Community Offering. Subject to the rights of ICG under the Stock Purchase Agreement, each order for Common Stock in the Community Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription, subject to the preferences described above, the rights of the ICG under the Stock Purchase Agreement, and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Community Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.
(d)     HoldCo may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo.
(e)     HoldCo may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 9 shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.

(f)     If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, HoldCo shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary, including without limitation selling shares of Common Stock to the Standby Purchaser as described in Section 8 hereof.
8.     STANDBY PURCHASER.
If for any reason the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Maximum of the Valuation Range, then in such event HoldCo may sell to the Standby Purchaser at the Purchase Price such number of shares as the Standby Purchaser seeks to purchase; provided, however, that the total number of shares sold in the Offering shall not exceed the Maximum of the Valuation Range divided by the Purchase Price; and provided further, that no fractional shares shall be issued. Subject to the terms of the Stock Purchase Agreement, any order submitted by the Standby Purchaser in the Community Offering may be accepted by HoldCo prior to accepting any other order received in the Community Offering. The Standby Purchaser will purchase an exchangeable promissory note issued by Positive in the principal amount of up to $750,000 (the “Exchangeable Note”). The outstanding principal balance of the Exchangeable Note will be converted into shares of Common Stock at the Effective Time at a price per share equal to the Purchase Price. The shares of Common Stock issuable upon conversion of the Exchangeable Note shall be considered part of the Offering and will be credited to the purchase requirements or rights of the Standby Purchaser hereunder.
9.     LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.
The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:
(a)     To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 50 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $500.00 in the Offering.
(b)     Except for (i) the Standby Purchaser and (ii) Eligible Stockholders of Diversus, no Person may purchase in the Offering more than 5,000 shares;
(c)     Individual and aggregate limitations shall apply to purchases by the Eligible Stockholders of Diversus, Inc., as set forth in Exhibit B to this Plan and incorporated herein by reference .
(d)     In addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Associate or group of

Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, except that the Standby Purchaser may purchase such number of shares of Common Stock as provided in Section 8. The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person other than the Standby Purchaser shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights under this Plan.
(e)     For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers, and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, and (ii) no Person shall be deemed to be an Associate of the Standby Purchaser.
(f)     HoldCo may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Subscribers be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering other than the Standby Purchaser. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for or submitted an order for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.
(g)     Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. PPIX shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of PPIX and HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and HoldCo and PPIX shall be free from any liability to any Person on account of any such action.

10.     TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.
(a)     The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial or advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its pro forma current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.
(b)     Subject to the rights of the ICG under the Stock Purchase Agreement, PPIX and HoldCo shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations PPIX or HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo and PPIX may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as PPIX and HoldCo may specify. The interpretation of PPIX and HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable; provided, however, that no Order Form shall be accepted until the Prospectus has been filed with the SEC and mailed or otherwise made available to the Persons entitled to Subscription Rights in the Offering, and any Order Form received prior to that time shall be rejected and no sale of Common Stock shall be made in respect thereof.
(c)     HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its Directors, Officers or Employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

11.     PAYMENT FOR COMMON STOCK.
(a)     Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares that are being ordered. Such payment shall be made by wire transfer, bank draft, check, or money order at the time the Order Form is delivered to HoldCo. Payment for all shares of Common Stock subscribed for must be received in full and collected by HoldCo or by any subscription agent engaged by HoldCo. All subscription payments will be deposited by HoldCo in an escrow account at a bank designated by HoldCo and PIPE.
(b)     Each share of Common Stock issued in the Offering shall be nonassessable upon payment in full of the Purchase Price.
12.     CONDITIONS TO THE OFFERINGS.
Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the Voting Subscribers of PPIX as provided in Section 3(g) of the Conversion Act, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the attorney-in-fact of PPIX and the Board of Directors of HoldCo. In addition, consummation of the Offering is subject to there being a simultaneous closing of the PCA Conversion Transaction and the PIPE Conversion Transaction.
13.     SPECIAL MEETING OF SUBSCRIBERS.
Following the approval of this Plan by the PID, a special meeting of the subscribers of PPIX will be held by PPIX in accordance with the Conversion Act and applicable Pennsylvania law. The attorney-in-fact of PPIX shall establish a record date for subscribers entitled to vote at the special meeting in accordance with the Conversion Act and applicable Pennsylvania law (the “Voting Record Date”). Notice of the special meeting will be given by PPIX to Voting Subscribers by mailing (i) a notice of the special meeting, (ii) a proxy statement, (iii) a form of proxy by which Voting Subscribers may vote in favor of or against the Conversion and the PPIX Conversion Merger, and (iv) a copy of this Plan as approved by the PID, to the address of each Voting Subscriber as such address appears on the records of PPIX on the Voting Record Date.
Pursuant to Section 3(g) of the Conversion Act, this Plan and the PPIX Conversion Merger must be approved by the affirmative vote of at least two-thirds of the votes cast by Voting Subscribers at the special meeting. Voting may be in person or by proxy. PPIX and HoldCo shall be promptly notified of the vote of the subscribers taken at the special meeting. Each Voting Subscriber shall be entitled to one vote on each matter properly presented at the Special Meeting, regardless of the number of policies on which such Voting Subscriber is a named insured.

14.     STATEMENTS OF MERGER.
As part of the Conversion, (a) PPIX and PPIX Conversion Corp. shall file a Statement of Merger in connection with the PPIX Conversion Merger, and (b) PIPE Conversion Corp., PPIX Conversion Corp., and PCA Conversion Corp. shall file a Statement of Merger in connection with the Positive Merger. The filing of the Statements of Merger shall occur on the Effective Date.
15.     STATUS OF POLICIES IN FORCE ON THE EFFECTIVE DATE.
Each policy of insurance issued by PPIX and in force on the Effective Date shall remain in force as a policy issued by Positive in accordance with the terms of such policy, except that, as of the Effective Date: (i) all voting rights (if any) of the holder of such policy shall be extinguished, (ii) all rights (if any) of the holder of such policy to share in the surplus of PPIX or Positive shall be extinguished, (iii) any assessment provisions contained in such policy shall be extinguished, and (iv) in the case of a participating policy, Positive shall have the right on the renewal date of such policy to issue a nonparticipating policy as a substitute for the participating policy.
16.     REQUIREMENT FOLLOWING OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.
HoldCo shall either register the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or register the proposed sale of the Common Stock under the securities laws of the applicable state or states where HoldCo determines that offerings of the Common Stock shall be made in accordance with the terms of this Plan. HoldCo shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.
17.     RESTRICTIONS ON TRANSFER OF COMMON STOCK.
(a)     All shares of the Common Stock which are purchased in the Offering by Persons other than Directors and Officers shall be transferable without restriction. Shares of Common Stock purchased by Directors and Officers in the Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the applicable Director or Officer. The shares of Common Stock issued by HoldCo to Directors, Officers and their Affiliates shall bear the following legend giving appropriate notice of such one-year restriction:
The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

(b)     In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of shares issued to any Director or Officer. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such shares shall be subject to the same holding period restrictions as may then be applicable to such shares issued to a Director or Officer.
(c)     The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.
18.     VOTING RIGHTS.
After consummation of the Conversion, exclusive voting rights with respect to Positive shall be vested in HoldCo, which will hold of all of Positive’s outstanding capital stock.
19.     PURCHASES BY DIRECTORS, OFFICERS, AND ASSOCIATES FOLLOWING CONVERSION.
Without the prior approval of the Commissioner, directors and officers of Positive, SIS, and HoldCo, and their Affiliates, shall be prohibited for a period of three (3) years following the Effective Date from purchasing outstanding shares of HoldCo stock, except through a broker-dealer. Notwithstanding this restriction:
(a)     Block purchases involving one percent (1.0%) or more of the then outstanding shares of HoldCo stock may be made without the use of a broker-dealer if approved in writing by the PID; and
(b)     Purchases may be made by or for the account of an Officer or Director (i) pursuant to a Tax-Qualified Employee Stock Benefit Plan, or (ii) pursuant to, or in connection with, a Non-Tax-Qualified Employee Stock Benefit Plan approved by the shareholders of HoldCo pursuant to Section 10(b) of the Conversion Act.
20.     REPURCHASES OF COMMON STOCK.
Without the prior approval of the PID, for a period of three (3) years after the Effective Date, neither HoldCo nor Positive shall repurchase any HoldCo Stock from any Person, except that this restriction shall not apply to either:
(a)     A repurchase on a pro rata basis pursuant to an offer made to all shareholders of HoldCo; or
(b)     A purchase in the open market by a Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund such Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan.

21.     AMENDMENT OR TERMINATION.
This Plan may be substantively amended by the Attorney-in-Fact of PPIX at any time prior to approval of the Plan by the Commissioner as a result of comments from regulatory authorities or otherwise. This Plan may be terminated at any time by the Attorney-in-Fact of PPIX.
22.     INTERPRETATION.
References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Attorney-in-Fact of PPIX and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by the Attorney-in-Fact shall be final.

EXHIBIT A
ARTICLES OF INCORPORATION
OF
POSITIVE PHYSICIANS INSURANCE COMPANY

EXHIBIT B
ELIGIBLE STOCKHOLDERS OF DIVERSUS, INC.
For purposes of the Plan and these provisions “Eligible Stockholders of Diversus, Inc.” means any current holder of any class or series of common or preferred stock of Diversus, Inc., excluding (i) Enstar and its Affiliates and (ii) any stockholder who was granted all of their shares of common stock for no or nominal consideration.

Eligible Stockholders of Diversus, Inc. and their respective Associates will have the ability to purchase in the Community Offering an aggregate of up to five percent (5%) of the total shares purchased in the Offering after considering all purchases in the Subscription Offering.

Each Eligible Stockholder of Diversus, Inc., together with its Associates, is limited to a maximum of 25,000 shares of Common Stock.

Each Eligible Stockholder of Diversus, Inc. holding common stock of Diversus, together with its Associates, may purchase up to an amount of Common Stock equal to thirty three percent (33%) of the amount of actual consideration that such Person invested in Diversus common stock.

Each Eligible Stockholder of Diversus, Inc. holding preferred stock of Diversus, and its Associates, may purchase up to an amount of Common Stock equal to ten percent (10%) of the amount of actual consideration that such Person invested in Diversus preferred stock; provided that any such holder of preferred stock of Diversus who voluntarily converts all of such preferred stock into common stock prior to the closing of the Offering shall be subject to the thirty three percent (33%) limitation applicable to holders of common stock of Diversus.

For avoidance of doubt, several Eligible Stockholders of Diversus acquired shares of stock of Diversus in exchange for the sale of assets in acquisition transactions. In such cases, all shares of common stock and preferred stock of Diversus were issued at a price of Ten Dollars ($10.00) per share, and, accordingly, the “actual consideration” invested under such circumstances was the number of Diversus shares issued multiplied by Ten Dollars ($10.00) per share.

In the event of an oversubscription among Eligible Stockholders of Diversus, Inc., the number of shares issued to any one such Person shall be equal to the product of (i) the number of shares available for issuance to all such Persons, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Person subscribed and the denominator of which is the total number of shares subscribed by all such Persons; provided, however, that no fractional shares of Common Stock shall be issued.